Centuri Construction Group, Inc.
Executive Long-Term Incentive Plan (LTIP)

Effective: January 1, 2019

CONFIDENTIAL

Executive Summary

This Centuri Long-Term Incentive Plan (“LTIP” or the “Plan”) provides an opportunity for key-management level employees of Centuri Construction Group, Inc. (“Centuri”) and/or its affiliates to be rewarded for management decisions and actions that create long-term value for Centuri and/or its affiliates. Along with a competitive base-salary, benefits package and a short-term incentive plan (STIP), the LTIP completes key-management compensation by rewarding effective leadership over a multiyear period.

Eligible personnel can earn an LTIP cash-award for a Plan Year that will be determined using a three-year measurement period and an approximately three and one-half year cliff-vesting schedule. In addition, pursuant to the Southwest Gas Holdings, Inc. Omnibus Incentive Plan, Participants may be granted restricted stock units for a Plan Year based upon the three-year measurement period and the formulas contained in this Plan and in a stock award agreement executed by the Participant. The LTIP is intended to be an unfunded plan of deferred compensation for a select group of higher compensated and managerial employees of Centuri and its affiliated companies.

Table of Contents

SECTION    PAGE
PLAN OBJECTIVES1
ELIGIBILITY AND TARGET LONG-TERM INCENTIVE OPPORTUNITY1
PLAN DESIGN WITH PERFORMANCE MEASURES AND GOALS    2
PLAN DESCRIPTION2
MEASURES AND MEASUREMENT PERIOD3
PARTICIPANTS3
VESTING AND PAYMENT3
DEFERRAL OF AN LTIP AWARD PAYMENT AND PAYMENT OF
DEFERRED AMOUNTS    7
LTIP CALCULATION AND EXAMPLE7
TERMS AND CONDITIONS8
GOVERNING TERMS AND CONDITIONS9

APPENDIX A: THREE-YEAR COMPOUNDED EV GROWTH (%) AND AWARD PERCENTAGES

Plan Objectives

•	Retain key executives for the long-term.

•	Connect long-term compensation to Centuri’s long-term strategy.

•	Incentivize key executives to act like owners.

Eligibility and Target Long-Term Incentive Opportunity

With a view towards rewarding those executives and managers with significant influence over Centuri’s performance, eligibility for the Plan will be based upon such pay-grades (including appropriate executives and managers) as are selected by the Centuri Compensation Steering Committee (the “Committee”) which group shall be comprised of the Centuri President & CEO (the “Centuri CEO”), the Centuri Executive Vice- President/Chief Financial Officer, and the Centuri Senior Vice-President/Human Resources.

Each eligible executive will be required to execute an award agreement each year which will contain his or her Plan Year LTIP target incentive opportunity expressed as a percentage of Base Salary at both “Target” and “Maximum” performance (see below), with incentives based on attainment of earnings growth. An eligible executive’s Base Salary will be based on the executive’s salary as of the end of the calendar year preceding the Plan Year, and the executive’s target percentage will be based on his/her position as of the end of the calendar year preceding the Plan Year.

The term “Plan Year” or “year” means the calendar year. The Plan shall remain in effect from year to year until amended or terminated as provided herein.

An executive eligible to participate in the LTIP must be employed by Centuri, or one of Centuri’s affiliated companies, on the first day of the Plan Year. Notwithstanding the foregoing, during the three-year measurement period (each three-year measurement period a “Performance Period”) commencing at the beginning of a Plan Year, the Centuri CEO may designate one or more other executives as eligible to participate in the LTIP; provided, however, that any LTIP award payable to such designated executive shall be a prorated award, as determined by the Committee, with such proration based on the portion of the Performance Period in which the designated executive actually participates in the LTIP. The salary amount used for the proration will be the base salary for the year the executive began participation in the Plan.

The LTIP opportunity will be calculated based on the Participant’s target award percentage of Base Salary as shown in the Participant’s award agreement and the three-year compounded EV growth percentages and award percentages (Appendix A) for the Performance Period. The award agreements and Appendix A will be approved by the Committee and the Centuri Board of Directors (the “Board”) yearly.

Plan Design with Performance Measures and Goals

The purpose of the LTIP is to align the interests (and motivate the actions) of Centuri’s key executives and managers with the interests of Centuri’s owners in growing Centuri’s earnings. The LTIP award is determined based upon Centuri’s 3-Yr compounded Enterprise Value (EV) growth (%) rate. Where EV is defined as:

Enterprise Value = (EBITDA x Multiplier) – Net Debt

The term “Net Debt” is defined as bank borrowings less cash. On an annual basis the management of Centuri will recommend a multiplier to the Board for approval. The multiplier will be a number approved by the Board for a particular Plan Year and shall be used in the calculation of Centuri’s 3-Yr compounded Enterprise Value (EV) growth (%) rate for such year.

All determinations of Centuri’s 3-Yr compounded Enterprise Value (EV) growth (%) rate for a Plan Year shall be made by the Committee, subject to policies and procedures approved by the Board, and shall be final and conclusive with respect to all executives participating in the LTIP for a particular Plan Year.

Plan Description

Three-Year Compounded EV Growth (%)

At the beginning of a Plan Year, the Committee shall set a target three-year growth in EV goal, as a percent for Centuri. At the end of the three-year Performance Period, actual performance will be measured and compared against the pre-set goal.

Appendix A states the actual three-year compounded EV growth (%) and the award percentage applicable for different rates of actual three-year compounded EV growth (%) performance (actual performance is to be round down to the closest whole percentage). In the event that actual performance produces an EV growth (%) that straddles two percentages set forth in the “Award” column of Appendix A, the award percentage for such performance shall be the interpolated value of the two award percentages.

If the three-year compounded EV growth (%) for Centuri for the three-year Performance Period is less than the threshold indicated (i.e., the “Threshold”), then the LTIP award set forth in Appendix A shall be $0 dollars. This means that there is no LTIP payout award for such Plan Year if Centuri’s three-year compounded EV growth (%) comes in below Threshold. At or above the Threshold, the award starts at the percentage indicated of Target. The award increases until it caps out at the percentage indicated for performing at Maximum or better. Appendix A specifies the award percentage for performance levels between the minimum and maximum.

Measures and Measurement Period

The objective of the LTIP is to grow Centuri’s EV year over year. Therefore, the measurement period for compounded earnings growth is three-years. This LTIP utilizes a three-year measurement period commencing on January 1 of a particular Plan Year, and any award earned will generally be paid out, if at all, in a lump sum payment occurring during the first six calendar months following the end of the three-year measurement period conditioned upon the LTIP participant’s continued employment through the payment date.

New three-year Performance Periods and any revision to Appendix A, will be created and implemented in the discretion of the Committee and subject to approval by the Board for each Plan Year.

Participants

Pre-established for each participant are target payout amounts stated as a percent of Base Salary and shown in their award agreement. For purposes of this LTIP, the term “Base Salary” means an LTIP participant’s base salary as of the end of the calendar year preceding the Plan Year, as shown on the participant’s employer’s payroll system; provided, however, that in no event will “Base Salary” include overtime pay, disability pay, bonuses or any other type of incentive pay, cash or non- cash taxable or non-taxable fringe benefits including but not limited to car, club or other allowances, or any other supplemental compensation.

Vesting and Payment

Vesting:

An LTIP participant’s LTIP award will remain 0% vested unless the participant remains an employee of Centuri, or one of its affiliated companies, on the payment date that the LTIP award for such Plan Year is paid to the participant. Vesting of the employment condition is accelerated in the event a participating executive incurs a Separation from Service due to death, Disability, or Retirement. The terms “Disability” “Retirement” and “Separation from Service” are defined in the Payment section below.

For example:

(1)    At the beginning of a Plan Year, the Committee sets the three-year target EV growth rate goal (subject to Board approval).

(2)    Prior to the payment date that an LTIP award for such Plan Year is paid to a participant while he/she is still an employee of Centuri, or an affiliated company of Centuri, the participant will remain 0% vested in his/her potential LTIP award. Notwithstanding the foregoing, accelerated pro-rata vesting of a participating executive’s LTIP award employment condition applies if, prior to the payment date for the LTIP award, the executive incurs a Separation from Service due to death, Disability, or Retirement.

(3)    In the first six months following the end of the Performance Period for a Plan Year (once the Centuri books are closed, three-year compounded EV growth (%) can be determined, and the award can be calculated) an award that has been earned will be paid to the participating executive in a lump sum payment if, and only if, the executive remains employed by Centuri at the time of payment. The Centuri CEO shall have the discretion to pay an award to individuals who leave employment after the Performance Period but prior to the payment date, provided such payments shall remain subject to the performance conditions of the entire Performance Period.

If during the Performance Period a participating executive incurs a Separation from Service due to death, Disability, or Retirement, the participating executive will, on such date, have his/her vesting of the employment condition accelerated on a pro-rata basis (to the nearest month of completed service) based on the percentage of the vesting period the executive has actually completed, provided that any payment shall remain subject to the performance conditions of the entire Performance Period.

Payment:

Provided that an executive has complied with the non-solicitation, non-compete, and confidentiality requirements described in Section 3.12 and achievement of the performance condition, any full or prorated LTIP award payable with respect to the participating executive will (subject to the Specified Employee rule set forth below and any existing timely and properly made deferral election made pursuant to the rules in the Centuri Construction Group, Inc. Executive Deferred Compensation Plan (the “Centuri DC Plan”) and the election requirements of Treasury Regulation Section 1.409A-2(a)(8) and Section 409A (defined below)) be paid in one lump sum payment to the executive, or if the executive has died his/her beneficiary(ies), during the first six calendar months of the calendar year immediately following the end of the Performance Period, and in all events in the year following the end of the Performance Period.

Notwithstanding the foregoing paragraph (i), if a participating executive incurs a Separation from Service due to Disability or Retirement, no award shall be paid to such executive, and such award shall be forfeited, if the executive is under age 70 and the executive has failed, prior to the end of the above-stated six-month payment period, to execute an agreement with Centuri that contains non-solicitation, non-compete, and confidentiality provisions that are acceptable to the Committee and substantially similar to the terms that the executive should have already agreed to pursuant to Section 3.12, and (ii) in the case of the restricted stock units granted to the Centuri Participants, such units shall be payable as provided in the underlying stock awards and, if applicable, the Centuri Construction Group, Inc. Long-Term Capital Investment Plan.

Payout amounts will be based upon complete service years only. For example, if an executive’s Separation from Service due to death, Disability, or Retirement occurs on June 30th in year 2 of the Performance Period, the executive’s service will yield a 50% payout of any actual LTIP award and such 50% prorated award will be multiplied by the executive’s prorated 50% vesting resulting in an LTIP award equal to 50% x 50% = 25% of the actual LTIP award that the executive would have earned if the executive’s Separation from Service had not occurred until after the end of the three-year measurement period.

The time and form of LTIP payments, as set forth in this Payment section, may not be modified unless modification is:

(1)Allowed by Section 409A of the Internal Revenue Code of 1986 (the “Code”) and the rules, regulations, and published guidance of the Internal Revenue Service (the “IRS”) for Code Section 409A (hereinafter all collectively referred to as “Section 409A”), and

(2)Approved by the Committee or the Board.

Separation from Service for any reason other than death, Disability or Retirement will result in immediate and total forfeiture of any LTIP award payments that, at the time of Separation from Service, have not been paid.

Notwithstanding the foregoing rules, if a Change in Control (as defined below) occurs, the above described pro-rated vesting and payment methodology will apply to a participating executive if:

(1)The executive incurs an employer-initiated involuntary Separation from Service within 6 months following the Change in Control transaction, or

(2)    The acquiring surviving/acquiring entity fails to assume the LTIP in its current form.

Notwithstanding the foregoing payment provisions, and subject to any deferral election made by the executive under the Centuri DC Plan, if a participating executive is a Specified Employee as of the date of his or her Separation from Service, no distribution on account of the executive’s Separation From Service, due to Retirement, may be made with respect to such executive before the date that is six months after the executive’s Separation From Service (or, if earlier than the end of the six-month period, the date of the executive’s death). In such case, any payment that would be made within such six-month period will be accumulated and paid in a single lump sum on the earliest business day that complies with the requirements of Section 409A.

For purposes of this LTIP, a “Change in Control” shall be deemed to have occurred on the date that one of the following events has occurred: (a) any one person, or more than one person acting as a group, acquires (including through purchase or by merger or other business combination) ownership of stock of Centuri that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total voting power of the stock of Centuri; provided, that (i) if any one person or more than one person acting as a group, is considered to own more than fifty percent (50%) of the total voting power of the stock of Centuri, the acquisition of additional stock by the same person or persons is not considered to cause a Change in the Control, and (ii) no Change in Control shall be deemed to have occurred by virtue of the acquisition of additional stock by any person who is a Centuri stockholder on the LTIP’s effective date (or by any group including such person); or (b) any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from Centuri that have a total gross fair market value equal to all or substantially all of the total gross fair market value of all of the assets of Centuri immediately before such acquisition or acquisitions; provided, that (i) gross fair market value means the value of the assets of Centuri, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets, and (ii) there is no Change in Control when there is a transfer to an entity that is controlled by the stockholders of Centuri immediately after such transfer. For purposes of the Plan, determinations of whether a Change in Control has occurred, whether more than one person is acting as a group, or whether an entity is controlled by the stockholders of Centuri shall all be made in accordance with Section 409A.

For purposes of this LTIP, an executive participant shall be deemed to be “Disabled” or incurred a “Disability” only if the executive has been determined to be disabled in accordance with the disability insurance maintained by Centuri.

For purposes of this LTIP, an executive will have “Retired” or incurred a Separation from Service due to “Retirement” when:

(1)    With approval from the Centuri CEO, the executive elects to terminate his/her employment with Centuri, or one of its affiliated companies, after both attaining age 59½, and completing 12 complete calendar months of employment; or

(2)    The executive has attained age 65 and elects to leave his/her employment with Centuri, or one of its affiliated companies.

The term “Separation From Service” means the termination of a participating executive’s employment by Centuri, or one of its affiliated companies, if the executive dies, retires, or otherwise has a termination of employment with Centuri, or one of its affiliated companies; provided, that an executive’s employment relationship is treated as continuing intact while on military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six months or longer, if an executive’s right to reemployment is provided either by statute or by contract. A leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the executive will return to perform services for Centuri. If the period of leave exceeds six months and the executive does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the employee to be unable to perform the duties of his or her position of employment, or any substantially similar position of employment, a 29-month period of absence may be substituted for such six-month period. For purposes of the definition of “Separation from Service,” the term “Centuri” includes all other organizations that together with Centuri are part of the Code Section 414(b-c) controlled group of organizations. Whether an executive has incurred a Separation from Service shall be determined based in accordance with Section 409A. Additionally, if an executive ceases to work as a Centuri employee, but is retained to provide services as an independent contractor of Centuri, the determination of whether the executive has incurred a Separation From Service shall be determined based in accordance with Section 409A.

The term “Specified Employee” means, for any year in which Centuri (or a Code Section 414(b-c) controlled group member of Centuri) is publicly traded, any executive who is determined to be a “key employee” (as defined under Code Section 416(i) without regard to paragraph (5) thereof) for the applicable period, as determined by the Committee in accordance with Section 409A and in particular, Treasury Regulations Section 1.409A-1(i) Specified Employees.

Deferral of an LTIP Award Payment and Payment of Deferred Amounts

Payment of a Participant’s LTIP award payment may be deferred if and only if the Participant makes a timely and proper deferral election pursuant to the rules in the Centuri DC Plan and such election is compliant with the election requirements of Treasury Regulation Section 1.409A-2 and Section 409A. If a deferral election is made, the amount deferred shall be paid out at the times and in the manner dictated by the terms of such election and the payment provisions of the Centuri DC Plan.

LTIP Calculation and Example

The goal of this LTIP is to provide a long-term incentive for key executives; accordingly, the LTIP includes a mix of time based and performance-based award opportunities. This mix, the performance-based award opportunities, and the classification by executive in either Group 1 or Group 2 is shown in each participant’s award agreement.

The time-based award is not subject to a threshold to generate a payment to the executive. Time-based award amounts, however, are impacted by the change in EV at the end of the measurement period. If the EV increases by 5% or more over the measurement period, the time-based award is increased by the percent of increase, similarly, if EV decreases by 3% or more at the end of the measurement period, the time-based award amount is decreased by the percentage decrease.

Time-based awards are capped at 33.1% (10% compounded over 3 years) so as to provide the Company a quantifiable maximum payout of the time-based awards at the beginning of each plan year. Additionally, the maximum for performance-based awards is capped at the percentage indicated of target.

The amount attributable to performance-based awards is dependent on the growth of EV achieved over the three-year measurement period. If at the end of the measurement period EV grows by the target level, then the payout is at target. If EV growth does not achieve threshold, then no amount is paid.

Sample Group 1 Individual with Target Award =$100,000
30% Time-Based = $30,000
70% Performance-Based = $70,000
Assumes a target of 5% annual growth in Enterprise Value (“EV”), a 25% Threshold and 200% Maximum

Level of Performance	Performance-Based Award	Time-Based Award	Total Award
Below Threshold (‐5% three‐year decline in EV)	0%	$28,5001	$28,500
Threshold (6.1% three‐year growth in EV)	$17,5002 (25% payout)	$31,8303	$49,330
Target (15.8% three‐year growth in EV)	$70,0004 (100% payout)	$34,7405	$104,740
Maximum (33.1% three‐year growth in EV)	$140,0006 (200% payout)	$39,9307,8	$179,930
F/N

1.    [($100,000 x 30%)] – [($100,000 x 30%) x -5%9] = $28,500
2.    [($100,000 x 70%) x 25%] =$17,500
3.    [($100,000 x 30%) x 6.1%9] =$31,830
4.    [$100,000 x 70%] = $70,000
5.    [($100,000 x 30%) x 15.8%9] = $34,740
6.    [($100,000 x 200%) x 70%] = $140,000
7.    Subject to 133.1% cap
8.    [($100,000 x 30%) x 133.1%] = $39,930
9.Percentage increase in EV

Terms and Conditions

LTIP adoption, amendment or termination is at the sole discretion of the Board. Plan administration and interpretation is at the sole discretion of the Committee. Nothing herein should be interpreted to communicate any manner of a promise; no obligations are created beyond those expressly stated in this document, subject to the above-reserved discretion and all other reservations herein made. Neither this document (nor the LTIP it describes) amount to, or result in, any manner of an employment contract or rights to continued employment.

The LTIP and any participation thereto, are also subject to the additional terms and conditions contained in the following section, Governing Terms and Conditions.

Governing Terms and Conditions

1.    LTIP Amendment and Termination.

The Board may, at any time, and in its discretion, alter, amend, modify, suspend or terminate the LTIP or any portion thereof; provided, however, that no such amendment, modification, suspension or termination shall, without the consent of an employee participating in the LTIP (a “Participant”), adversely affect such Participant's rights with respect to future payouts under a previously approved plan, and provided further, that, no payment of benefits shall occur upon termination of the LTIP unless the requirements of Section 409A have been met.

2.    Plan Administration.

2.1    Administration by Committee. The LTIP shall be administered by the Centuri Compensation Steering Committee or its express delegate, which shall have the authority to:

(a)	construe and interpret the LTIP and apply its provisions;

(b)	promulgate, amend and rescind rules and regulations relating to the administration of the LTIP;

(c)	authorize any person to execute, on behalf of the Centuri, any instrument required to carry out the purposes of the LTIP;

(d)	determine minimum or maximum Awards and payouts under the LTIP;

(e)	select, subject to the limitations set forth in the LTIP, those employees who shall be participants;

(f)	interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the LTIP and any instrument or agreement relating to the LTIP; and

(g)	exercise discretion to make any and all other determinations which it determines to be necessary or advisable for the administration of the LTIP.

2.2    Non-Uniform Treatment. Board/Committee determinations under the Plan need not be uniform and any such determinations may be made selectively among Participants.

2.3    Board Decisions Final. All decisions made by the Board pursuant to the provisions of the LTIP shall be final and binding on the executives participating in the LTIP.

3.	Miscellaneous.

3.1    No Employment or Other Service Rights. Nothing in the LTIP or any instrument executed pursuant thereto shall confer upon any Participant any right to continue to be employed by Centuri or interfere in any way with the right of the Centuri to terminate the Participant's employment or service at any time with or without notice and with or without cause.

3.2    Tax Withholding. Centuri shall have the right to deduct from any amounts otherwise payable under the LTIP any federal, state, local, or other applicable taxes required to be withheld.

3.3    Governing Law. The LTIP shall be administered, construed and governed in all respects under and by the laws of Arizona, without reference to the principles of conflicts of law (except and to the extent preempted by applicable Federal law).

3.4    Section 409A. The payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A. In no event shall Centuri or any of its affiliates be liable for any additional tax, interest or penalties that may be imposed on a Participant as a result of Section 409A or any damages for failing to comply with Section 409A (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A). Notwithstanding any provision in the Agreement to the contrary:

(a)    If any LTIP payment is determined to be subject to Section 409A, the LTIP shall be interpreted and administered such that such payments comply to the fullest extent possible with Section 409A.

(b)    Each payment hereunder shall be deemed to be a separate and distinct payment for purposes of Section 409A.

3.5    General Assets/Trust. All amounts provided under the LTIP shall be paid from the general assets of Centuri and no separate fund shall be established to secure payment.

3.6    No Warranties. Neither Centuri nor the Board warrants or represents that the value of any Participant's potential payout.

3.7    Beneficiary Designation. Subject to the provisions of any Committee approved LTIP Beneficiary Designation Form, each executive participating in this LTIP (a “Participant”) may from time to time name any beneficiary or beneficiaries to receive the Participant's interest in the LTIP in the event of the Participant's death. Each designation will revoke all prior designations by the same Participant, shall be in a form reasonably prescribed by the Committee and shall be effective only when filed by the Participant in writing with Centuri during the Participant's lifetime. If a Participant fails to designate a beneficiary, then the Participant's designated beneficiary shall be deemed to be the Participant's lawful spouse and if the Participant has no lawful surviving spouse then the Participant’s estate.

3.8    No Assignment and Unsecured Creditor. Neither a Participant nor any other person shall have any right to sell, assign, transfer, pledge, anticipate or otherwise encumber, transfer, hypothecate or convey any amounts payable hereunder prior to the date that such amounts are paid, except for the designation of beneficiaries. A Participant’s rights to Plan benefits represent rights of only a Centuri general unsecured creditor. The Plan constitutes a mere promise by Centuri to make benefit payments in the future. It is the intention of Centuri that the Plan be unfunded for tax purposes and for purposes of Title I of ERISA.

3.9    Expenses. The costs of administering the LTIP shall be paid by Centuri.

3.10    Severability. If any provision of the LTIP is held to be invalid, illegal or unenforceable, whether in whole or in part, such provision shall be deemed modified to the extent of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected.

3.11    Headings and Subheadings. Headings and subheadings in the LTIP are for convenience only and are not to be considered in the construction of the provisions hereof.

3.12    Obligations of Non-Solicitation/Non-Compete/Confidentiality

(a)    A precondition to eligibility under the LTIP and payment of LTIP award(s), shall be that of the Participant agreeing to the following obligations (which agreement shall be evidenced by Participant’s signature to the “congratulations” letter, issued by the Centuri CEO, with which the LTIP was submitted for Participant’s review):

1.    For purposes of the Section 3.12, the term “Centuri” shall include its subsidiaries. At no time during Participant’s employment at Centuri (or any affiliate) or within a period of one year immediately following termination of same (for any reason and no matter by whom) shall Participant in any way:

i.    solicit or persuade any officer, employee, consultant or agent of Centuri to leave the services thereof or, if Participant is no longer employed at Centuri, hire any such individual who was a Centuri employee at the time of such solicitation or hiring.

ii.    solicit or persuade any customer, prospective customer, licensee, vendor, consultant, referral source or other account of Centuri to not purchase, or reduce or discontinue purchasing any products or services from Centuri, or from providing any products or services to Centuri.

iii.    organize or operate in any way (or assist any person, organization or entity in organizing and operating) any business in the United States or Canada that in any way competes, directly or indirectly, with the products or services of Centuri.

2.    Participant also acknowledges that, irrespective of his or her eligibility under the LTIP, and at all times while employed at Centuri and for all times after termination (voluntarily or involuntarily, with or without cause) he or she has an ongoing obligation to neither disclose nor use any confidential, trade secret and/or proprietary information (as hereinafter defined, any and all of which is also referred to herein as “Protected Information”) belonging to Centuri or any Customer, except as done in the course of Participant’s employment with Centuri or as expressly authorized by Centuri, it being understood and agreed:

i.    Centuri’s Protected Information is one of its most important assets, the unauthorized disclosure or use of which would be highly detrimental to Centuri’s interests, and any and all such information is Centuri’s exclusive property having independent economic value.

ii.    As an employee of Centuri, Participant will be exposed to Protected Information in the course of day to day business activities, inasmuch as such exposure is essential to the performance of Participant’s job duties. The provisions of this Section 3.12 and each of its subparts are a condition of Participant’s continued employment with Centuri, and Participant’s employment and compensation by Centuri are induced by and in consideration of Participant’s acknowledgement and fulfillment of his or her obligations described within this Section 3.12 and each of its subparts (and, if in supplementation, as stated elsewhere by Centuri, such as but not limited to its policies and procedures and its Code of Business Conduct and Ethics).

iii.    The business of Centuri and the nature of Participant’s employment will also permit access to protected information belonging to Customers, which is the Customer’s property and the unauthorized disclosure or use of which would be highly detrimental to Centuri, as well as the Customer.

iv.    At no time shall Participant disclose or use, directly or indirectly, any Protected Information, except as approved by Participant’s supervisor and done in the course of Participant’s employment with Centuri, or as expressly authorized by Centuri.

v.    Should Participant’s employment at Centuri be terminated (for voluntarily or involuntarily, with or without cause), Participant shall immediately return to Centuri any and all documents and tangible items (and all copies, facsimiles and specimens thereof) embodying or containing any Protected Information belonging to Centuri or any Customer or both, along with all copies, facsimiles and specimens thereof, and at no time following Participant’s termination shall he or she disclose or use any Protected Information belonging to Centuri or the Customer, it being expressly understood that Participant has no right to use, practice or disclose the Protected Information for Participant’s own benefit or for the benefit of any third party.

3.    As used in this Section 3.12, “Customer” shall mean any person or entity for whom Centuri performs services or from whom Centuri, its employees, agents and consultants obtain protected information. “Confidential, Trade Secret and/or Proprietary Information” shall mean any information not generally known in the industries in which Centuri or any Customer is engaged in, and includes but is not limited to information relating to any existing or contemplated services, costing data of any sort, technology, concepts, processes, methods, techniques, know-how, business plans, sales or marketing methods of doing business, customer lists, customer usages or requirements, or supplier/subcontractor information, which is owned or licensed by Centuri or its Customer, or is held by Centuri or its Customer in confidence and, to the extent not covered by the foregoing, includes the following:

i.    technical information and know-how on all Centuri products, equipment, processes, services, and systems;

ii.    Centuri business planning information, such as new services, customer strategy, expansion plans, relocation, downsizing, acquisition and mergers;

iii.    financial information on costs, investments, profit, margins and forecasts;

iv.    problems in any area of Centuri’s business;

v.    Centuri production information, progress reports and other productivity information;

vi.    marketing strategies, pricing, supplier/subcontractor information, bid information and Centuri developed bid programs;

vii.    quality and improvement program results; and

viii.    Centuri employee information (such as, but not limited to changes in staffing, relocation, wages and salaries, and bonus program results).

4.    Nothing contained in this Section 3.12 shall be constructed as precluding the Participant from the use or practice of any skill or expertise generally associated with his or her employment but not special or unique to Centuri.

5    Any breach of Section 3.12 or any of its subparts shall constitute grounds for termination (if Participant is still employed at Centuri at time of breach), and shall provide Centuri the basis for obtaining injunctive relief by a court of law (whether permanent or preliminary or a temporary restraining order), and shall entitle Centuri to an action at law or in equity for any damages related to or arising out of any such breach, and shall automatically cause a forfeiture of any and all amounts paid, and a discontinuance of any and all amounts or otherwise due and owing to Participant under the LTIP, none of which shall require prior notice.

3.13	Claims Procedures

(A)    Claims for Benefits. For the purpose of this procedure, a claim for benefits under this Plan is defined as: (a) a request for withdrawal or distribution of funds; or (b) a request for correction of a perceived administrative error.

Any claim for benefits under the Plan must be submitted in writing to the Committee within the “applicable limitations period.” The “applicable limitations period” shall be one year, beginning on the earliest of (a) in the case of any lump-sum payment, the date on which the payment was made, or (b) for all other claims, the date on which the action complained or grieved occurred. If such claim for benefits is wholly or partially denied, the Committee shall, within a reasonable period of time not to exceed ninety (90) days after receipt of the claim, notify the Participant or Beneficiary or other party making the claim (the “Claimant”) of the denial of the claim. Such notice of denial (a) shall be in writing, (b) shall be written in a manner calculated to be understood by the Claimant, and (c) shall contain (1) the specific reason or reasons for denial of the claim, (2) a specific reference to the pertinent Plan provisions upon which the denial is based, (3) a description of any additional material or information necessary to perfect the claim, along with an explanation of why such material or information is necessary, and (4) an explanation of the claim review procedures and the time limits applicable to such procedures and a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination upon review. The ninety (90) day period may, under special circumstances, be extended up to an additional ninety (90) days upon written notice of such extension to the Claimant which notice shall specify the special circumstances that require an extension of time and the date by which the Committee expects to communicate to the Claimant a decision on the claim. If the claim is denied the Claimant may file a request for review as provided in Section 3.13(B).

(B)    Request for Review. Within sixty (60) days after the receipt of the decision denying a claim by the Claimant, the Claimant may file a written request with the Committee that it conduct a full and fair review of the denial of the claim for benefits. The Claimant or his/her duly authorized representative may review pertinent documents and submit issues and comments in writing to the Committee in connection with the review.

(C)    Decision on Review of Denial. The Committee shall deliver to the Claimant a written decision on the review of the denial within a reasonable period of time not to exceed sixty (60) days after the receipt of the aforesaid request for review, except that if there are special circumstances (such as the need to hold a hearing, if necessary) which require an extension of time for processing, the aforesaid sixty (60) day period shall, upon written notice to the Claimant be extended an additional sixty (60) days. Notice of an extension shall be given within the initial sixty (60) day review period. The extension notice shall indicate the special circumstances that require an extension of time and the date by which the Committee expects to render a decision upon review. Upon review the Claimant shall be given the opportunity to (1) submit written comments, documents, records, and other information relating to its claim, and (2) request and receive, free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits. Whether a document, record, or other information is relevant to a claim for benefits shall be determined by reference to applicable ERISA regulations. The review of a denied claim shall take into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The decision on review shall be written in a manner calculated to be understood by the Claimant and, if adverse, shall (1) include the specific reason or reasons for the decision, (2) contain a specific reference to the pertinent Plan provisions upon which the decision is based, (3) contain a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits (whether a document, record, or other information is relevant to a claim for benefits shall be determined by reference to applicable ERISA regulations), and (4) contain a statement describing the Claimant’s right to bring an action under ERISA Section 502(a).

(D)    Notice of Time Limits. When a Participant or a Beneficiary files a claim, the Committee, or its designee, shall notify him or her of the claim and review procedure including the time periods involved.

3.14	Limitation on Claims and Venue.

No action at law or in equity to recover under this Plan shall be commenced later than one year from the date of the Committee’s decision on review (or if no decision is furnished within 120 days of the Committee’s receipt of the request for review, one year after the 120th day after receipt of the request for review). Failure to file suit within this time period shall extinguish any and all rights to benefits under the Plan. Any lawsuit to recover benefits under this Plan shall be filed in Federal District Court in Maricopa County Arizona.

IN WITNESS WHEREOF, Centuri has caused this LTIP to be signed effective as of the Effective Date.

Centuri Construction Group, Inc.

By: _______________________
Paul M. Daily

Its: Chief Executive Officer

Appendix A: Three-year Compounded EV Growth (%) and Award Percentages

Performance			Award
	Annual	3-Year
	>10.0%	>33.1%	200%
Maximum	10.0%	33.1%	200%
	9.5%	31.4%	190%
	9.0%	29.7%	180%
	8.5%	27.9%	170%
	8.0%	26.2%	160%
	7.5%	24.5%	150%
	7.0%	22.8%	140%
	6.5%	21.0%	130%
	6.0%	19.3%	120%
	5.5%	17.6%	110%
Target	5.0%	15.8%	100%
	4.5%	14.1%	87.5%
	4.0%	12.5%	75%
	3.5%	10.9%	62.5%
	3.0%	9.3%	50%
	2.5%	7.7%	37.5%
Threshold	2.0%	6.1%	25%
<Threshold	<2.0%	<6.1%	0%